Exhibit 3.17
AMENDMENT NO. 2
TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HELI TECH, INC.

HELI TECH, INC. (the “Corporation”) organized and existing under and by virtue of the Oregon Business Corporation Act (the “Act”) does hereby adopt the following Amendment No. 2 to the Amended and Restated Articles of Incorporation:
1.The name of the corporation is:
Heli Tech, Inc.
(hereinafter the “Corporation”).
The amendment so adopted is:
Article III in the Amended and Restated Articles of Incorporation, dated as of January 20, 2010, is deleted in its entirety and in lieu thereof inserted:
ARTICLE III
The aggregate number of shares which the corporation shall have the authority to issue is two hundred (200) at no par value.
Article V in the Amended and Restated Articles of Incorporation, dated as of January 20, 2010, is deleted in its entirety and in lieu thereof inserted:
ARTICLE V
The number of directors constituting the board of directors shall be two (2). David J. Weil shall be entitled to elect one individual to the Board of Directors, and Dart Holding Company Ltd shall be entitled to elect the remaining member of the Board of Directors. A shareholder cannot remove a member of the board of directors, with or without cause, that the shareholder did not elect.
except as hereinabove amended, the Amended and Restated Articles of Incorporation of the Corporation are continued in full force and effect.
Pursuant to Section 60.447 of the Act, this Amendment No. 2 to the Amended and Restated Articles of Incorporation of the Corporation was approved by the shareholders of the Corporation holding 143 shares of Corporation stock.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this
 1 day of October , 2012.

HELI TECH, INC.
By:
David J. Weil
President and Secretary